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                                                                    EXHIBIT 99.1

[QLT LOGO]   QLT Inc.   887 Great Northern Way           t 604.707.7000
                        Vancouver, BC Canada V5T 4T5     f 604.707.7001
                                                         www.gltinc.com

n e w s   r e l e a s e

            QLT AND NOVARTIS ANNOUNCE CENTERS FOR MEDICARE & MEDICAID
                    SERVICES INTEND TO REIMBURSE VISUDYNE(R)
                 FOR OCCULT AND MINIMALLY CLASSIC LESIONS IN AMD

FOR IMMEDIATE RELEASE                                           JANUARY 29, 2004

VANCOUVER, CANADA and EAST HANOVER, NEW JERSEY--QLT Inc. (NASDAQ: QLTI; TSX:
QLT) and Novartis Pharma AG, Ophthalmics, the eye health unit of Novartis AG (NYSE: NVS), announced that the Centers for Medicare & Medicaid Services (CMS) has determined that the evidence supports reimbursement for patients treated with Visudyne(R) for age-related macular degeneration (AMD) with occult and minimally classic lesions that are four disc areas or less in size and have evidence of recent disease progression. Medicare already offers coverage for Ocular Photodynamic Therapy (OPT) in AMD with predominantly classic lesions.

"This is a significant event for the many people who suffer from the occult and minimally classic forms of AMD who presently have no treatment options available to them," said Paul Hastings, President and Chief Executive Officer of QLT Inc.

"Age-related macular degeneration is the leading cause of blindness in people over the age of 50, and during the last 3 years, OPT has helped to reduce the risk of vision loss for tens of thousands of patients. We believe many more will now benefit from the therapy," said Flemming Ornskov, MD, President and Chief Executive Officer of Novartis Ophthalmics Inc.

Developed by Novartis Ophthalmics Inc. and QLT Inc., OPT is marketed under the trade name Visudyne(R).

For a full description of the decision, refer to the following link http://www.cms.hhs.gov/ncdr/memo.asp?id=101 on the CMS web site.

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ABOUT VISUDYNE

Visudyne, the only drug approved for the treatment of some forms of wet AMD, has been used in more than 300,000 patients worldwide. Visudyne is commercially available in more than 70 countries for the treatment of predominantly classic subfoveal CNV and in over 40 countries for occult subfoveal CNV caused by AMD. It is also approved in more than 55 countries, including the EU, U.S. and Canada, for the treatment of subfoveal CNV due to pathologic myopia (severe near-sightedness). In some countries, Visudyne is also approved for presumed ocular histoplasmosis or other macular diseases.

Visudyne is generally well tolerated and has an excellent safety profile. Potential side effects include injection site reactions, back pain, blurring, decreased sharpness and gaps in vision, and in one to five percent of patients, a substantial decrease in vision with partial recovery. After treatment, patients should avoid direct sunlight for five days to avoid sunburn. People with porphyria should not be treated.

Visudyne(R) is a trademark of Novartis AG.

Certain statements in this press release constitute "forward-looking statements" of QLT within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those which contain the words: "we believe" and "will". These statements are only predictions and actual events or results may differ materially. There are many factors that could cause such actual events or results expressed or implied by such forward-looking statements to differ materially from any future results expressed or implied by such statements, including but not limited to the factors described in detail in QLT's Annual Information Form on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on our current expectations and QLT assumes no obligation to update such information to reflect later events or developments, except as required by law.

BACKGROUND ON QLT INC. AND NOVARTIS OPHTHALMICS

QLT INC. is a global pharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies to treat cancer, eye diseases and niche areas for which treatments can be marketed by a specialty sales force. Combining expertise in ophthalmology, oncology and photodynamic therapy, QLT has commercialised two products to date, including Visudyne therapy, which is the most successfully launched ophthalmology product ever. For more information, visit our web site at www.qltinc.com.

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NOVARTIS PHARMA AG, OPHTHALMICS: With worldwide headquarters in Basel,
Switzerland, the Novartis Ophthalmics Business Unit is a global leader in research, development and manufacturing of leading ophthalmic pharmaceuticals that assist in the treatment of age-related macular degeneration, eye inflammation, glaucoma, ocular allergies and other diseases and disorders of the eye. Novartis Ophthalmics products are available in more than 110 different countries. The North American headquarters is based in East Hanover, New Jersey. Novartis Ophthalmics products are made in Switzerland, France and Canada. For more information, visit www.novartisophthalmics.com or www.novartisophthalmics.com/us.

NOVARTIS AG (NYSE: NVS) is a world leader in pharmaceuticals and consumer health. In 2002, the Group's businesses achieved sales of USD 20.9 billion and a net income of USD 4.7 billion. The Group invested approximately USD 2.8 billion in R&D. Headquartered in Basel, Switzerland, Novartis Group companies employ about 78,200 people and operate in over 140 countries around the world. For further information please consult http://www.novartis.com.

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QLT Inc.:
---------
Vancouver, Canada
Therese Hayes / Tamara Hicks
T: 604-707-7000 or 1-800-663-5486
F: 604-707-7001

NOVARTIS:
---------
In the U.S., contact:                            Outside the U.S., contact:
Laurie Wooding                                   Novartis Headquarters, Basel
Novartis Ophthalmics Corporation                 T: 011-41-61-324-2200
T: 862-778-2104
F: 973-781-2046

U.S. Investors Only, contact:
Kamran Tavangar
Novartis Corporation
T: 212-830-2433

QLT Inc. is listed on The Nasdaq Stock Market under the trading symbol "QLTI" and on The Toronto Stock Exchange under the trading symbol "QLT."

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